As filed with the Securities and Exchange Commission on July 19, 1999
                           Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT 0F 1933


                             TRACK DATA CORPORATION
             (Exact name of registrant as specified in its charter)



                                    DELAWARE
                         (State or other jurisdiction of
                         incorporation or organization)

                                      6200
                          (Primary Standard Industrial
                           Classification Code Number)

                                   22-3181095
                                  (IRS Employer
                             Identification Number)

                                 56 PINE STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 422-4300
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                      MARTIN KAYE, VICE PRESIDENT - FINANCE
                                95 ROCKWELL PLACE
                            BROOKLYN, NEW YORK 11217
                                 (718) 522-0222
                       (Name, address, including zip code
                         and telephone number, including
                        area code, of agent for service)

                        Copies of all Communications to:
                              Oscar D. Folger, Esq.
                                521 Fifth Avenue
                            New York, New York 10175
                                 (212) 697-6464



Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                      CALCULATION  OF  REGISTRATION  FEE


                                     Proposed            Proposed
Title of each                        maximum             maximum           Amount of
class of securities   Amount to be   offering price      aggregate         registration
to be registered      registered     per unit            offering Price    fee

Common Stock,           543,649 (1)      $13.38 (1)      $7,274,024  (1)     $2,022.18
 .01 par value


 (1) Estimated solely for purposes of computing the registration fee in accordance with Rule 457 of the Securities Act of 1933 and based upon the average of the high and low sales of the Common Stock on July 14, 1999, a date within five (5) days prior to the date of initial filing of this registration statement, as reported on Nasdaq National
Market System.




Track Data Corporation hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement increases, the provisions of Rule 416 shall apply, and this registration statement shall be deemed to cover any such additional shares of common stock.

1

                   Subject To Completion, Dated July 19, 1999
PROSPECTUS
                             TRACK DATA CORPORATION

                         543,649 SHARES OF COMMON STOCK

These shares may be offered and sold from time to time by certain security holders of Track Data Corporation identified in this prospectus. The shares that may be offered and sold in reliance on this prospectus consist of the following:

     - 34,482 shares of common stock ("Shares"), which were issued to Net Earnings Corp. in a private transaction in exchange for 10% of the outstanding common stock of Net Earnings Corp.
     - 200,000 Shares issued to Headwaters Capital in a private placement for $2.25 million in cash on July 2, 1999; 133,334 Shares issued to Cranshire Capital LP in a private placement for $1.5 million in cash on July 12, 1999; 9,000 Shares issued to Kodiak Opportunity, L.P., 31,500 Shares issued to Kodiak Opportunity Offshore, Ltd. and 9,500 Shares issued to Kodiak Opportunity 3C7, L.P. in a private placement aggregating $562,500 in cash on July 12, 1999.
     - 50,000 Shares issuable to Headwaters Capital; 33,333 Shares issuable to Cranshire Capital L.P; 2,250 Shares issuable to Kodiak Opportunity, LP; 7,875 Shares issuable to Kodiak Opportunity Offshore, Ltd. and 2,375 Shares issuable to Kodiak Opportunity 3C7, L.P.; 7,500 Shares issuable to Pegasus Capital; 7,500 Shares issuable to J.P. Carey, Inc.; 3,375 Shares issuable to Gary J. Shemano; 1,687 Shares issuable to William and Mary Corbett; 1,688 Shares issuable to Mitchell S. and Kristen M. Levine, TTEE FBO The Levine Rev. Trust UTD 4/9/98; 750 Shares issuable to Brendan O'Neil; and 7,500 Shares issuable to Reedland Capital Partners; all of which aforementioned Shares are issuable upon exercise of Warrants expiring July 1 through 11, 2002 to purchase our Common Stock at $16.88 per share.

The selling security holders will receive all of the proceeds and will pay all underwriting discounts and selling commissions, if any, from the sale of the shares.
                           __________________________

Our Common Stock is traded on the Nasdaq National Market System under the symbol "TRAC." On July 14, 1999, the last reported sale price of the Common Stock on Nasdaq was $13.00 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

You should read the entire prospectus carefully before you make your investment decision. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of Track Data Corporation Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.
                           __________________________

The SEC and state regulatory authorities have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           __________________________

Information contained herein is subject to completion or amendment. A registration statement for these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 The date of this prospectus is _________, 1999.

                                ABOUT TRACK DATA

Track Data Corporation (the "Company" or "TDC") operates in one business segment providing real-time financial market data, fundamental research, charting, and analytical services to institutional and individual investors through dedicated telecommunication lines and the Internet. It also disseminates news and third party database information from more than 100 sources worldwide.

Although the Company has provided similar information to the high-end professional market over the Internet since 1996, it commenced such services to the non-professional individual investor community in mid 1998 through its myTrack service. Approximately 60,000 individuals have registered for the service. myTrack delivers free continuously updating quotes, as well as news and fundamental data. myTrack also offers various pay packages starting at $19.95 per month plus exchanges fees for real-time quotes and enhanced market data.

myTrack builds on the Company's long history of delivering mission critical information to the most demanding customers in the investment community. Market data is delivered direct from the original sources (such as the exchanges) to the Company's facilities where the data is simultaneously redistributed to its customers. Furthermore, the Company's telecommunication lines and Microsoft NT server environments have been thoroughly tested. TDC's goal is to be the leader in the market data industry in terms of quality and price. To address customer concerns, myTrack contains an online chat feature that allows its customers to communicate with each other, with paid hosts who answer questions and monitor chat conversations, as well as to communicate directly with us. Customers can comment on bugs, features or make suggestions. All communications are answered within the day and suggestions for enhancements are considered, many of which have been implemented since myTrack's introduction. The Company believes this approach has resulted in a loyal following from subscribers.

myTrack operates through the use of a proprietary application software. Once the user is attached to the Track host server, the connection link is constant, like an open telephone connection. This allows us to provide dynamically updating stock quotes and news and to immediately respond to all queries. Utilizing myTrack's built-in trading platform allows the user to enter a trade that is received instantaneously, as the connection is the same one that is already connected for myTrack. The Company believes this is a competitive advantage over other trading systems that require a new connection to a server every time information is requested or sent.

On April 12, 1999, the Company began to offer online trading through its myTrack service utilizing Track Securities Corporation ("TSC") as its broker dealer. Fees charged by TSC start at $12.95 per trade. TSC is a broker-dealer owned and operated by Jack Spiegelman, a director of the Company. The Company is licensing its myTrack trading system to a subsidiary of TSC. The Company is receiving $2.25 per trade pursuant to the agreement. In addition, TSC will pay to the Company a share of the marketing and advertising costs incurred by the Company. Further, Mr. Spiegelman has a five-year consulting agreement with the Company pursuant to which he is to be paid an annual fee of the greater of $50,000 or 5% of the after-tax earnings, if any, from trading activities. The Company intends to apply for a broker-dealer license and, upon obtaining such license, will terminate the relationship with TSC and transition the trading accounts from TSC to the Company's broker-dealer.

myTrack is currently available at no cost to the consumer over the Internet, offering delayed quotes, with the option of upgrading to real-time paid services. Although most of the myTrack customers currently use the delayed quote service for free, the paid subscriber base has been growing at over 10% per month. The Company believes the myTrack trading platform, which is integrated into the myTrack monitor screen, will encourage free users to trade through the system, as well as to upgrade their myTrack subscription to real-time paid services.

The Company maintains offices in the U.S. and Europe, with its executive offices located at 56 Pine Street, New York, New York 10005 and at 95 Rockwell Place, Brooklyn, New York 11217. Its telephone number is 212-943-4555 or 718-522-7373.

                                  RISK FACTORS

An investment in the offered shares involves a high degree of risk. Prospective investors should understand that they may lose their investment and should consider carefully the following risk factors in making their investment decision. This prospectus contains and incorporates by reference forward-looking statements which are intended to fall within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Examples include the discussion under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K for the year ended December 31, 1998. These statements are based on current expectations that involve a number of uncertainties including those set forth in the following risk factors. Actual results could differ materially from those results projected in these forward-looking statements.

WE MAY NOT OPERATE PROFITABLY IN THE FUTURE. We incurred an operating loss of $335,000 in the first quarter of 1999, before a gain from a lease buyout of $300,000. We anticipate operating losses to increase considerably as we increase customer service and support personnel and continue to enhance our telecommunications and server capacity. Further, to achieve the Company's goal to become a significant competitor in the online trading marketplace, the required expenditures for marketing and advertising will contribute significantly to future operating losses. We are unable to predict a future time when revenues from our customer base will be at a level to exceed the expenditures necessary to operate profitably.

WE MAY BE ADVERSELY AFFECTED IF WE ARE NOT YEAR 2000 COMPLIANT. If we, or our data suppliers, are not Year 2000 compliant by December 31, 1999, we may have to suspend our services for an indeterminate amount of time, which would materially affect our revenue and funds for operations. We are in the process of testing our internal information technology systems to determine Year 2000 compliance. We are also in the process of surveying our principal suppliers and customers to identify our potential exposure in the event they are not Year 2000 compliant in a timely manner.

We believe that our information technology systems and services will be Year 2000 compliant. We are not currently aware of any material impact on our business, operations or financial condition due to Year 2000 non-compliance by any of our suppliers or major customers. Although we are testing our systems and surveying our suppliers and major customers, there is no assurance that our systems, or those of our suppliers or major customers, will function correctly after December 31, 1999. Any malfunction in our information technology systems, or those of our suppliers or major customers, could cause us to incur significant costs and have a material adverse effect on our business, financial condition and results of operations.

WE COMPETE WITH CORPORATIONS WHO HAVE GREATER FINANCIAL, TECHNICAL AND MONETARY RESOURCES THAN WE DO. We operate in a highly competitive market in which we compete with other distributors of financial and business information, some of whom have substantially greater financial resources. We compete, among other things, on the basis of price, on the quality and reliability of data, and on the flexibility of services. There can be no assurance that we will not encounter increased competition in the future, which could limit our ability to maintain or increase market share or maintain margins, and which could have a material adverse effect on our business, financial condition or operating results. The industry in which we compete is characterized by developments requiring rapid adaptation to provide competitive products and services. We believe that increased competition within the online services market could result in reduced market share, price reductions, and increased spending on marketing and product development, which could have a materially adverse effect on our financial condition and operating results. We believe our primary competitors include Bridge Information Systems, Bloomberg, the Comstock unit of Standard & Poors, the ILX unit of Thomson Corporation, Reuters, Quote.com, Signal, DTN, PC Quote and AT Financial. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than we do. We cannot assure you that we will be able to compete effectively with current or future competitors.

In April 1999, we commenced offering online trading through our myTrack service. Although we are not a broker-dealer, our myTrack service competes with services offered by online brokers. The market for brokerage services is rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We face direct competition from other discount brokerage firms, many of which provide touch-tone telephone and online brokerage services but do not maintain significant branch networks. We also encounter competition from established full commission brokerage firms whose pricing and Internet strategies are continuing to evolve and who could elect to market the same types of services that we offer. In addition, we compete with financial institutions, mutual fund sponsors and other organizations, some of which provide (or may in the future provide) electronic and other discount brokerage services.

Increased financial profit levels within the securities industry over the past several years have strengthened existing competitors. We believe that such success will continue to attract new competitors to the industry, such as banks, software development companies, insurance companies, providers of online financial and information services and others. Commercial banks and other financial institutions have become more competitive with us by offering their customers certain corporate and individual financial services traditionally provided by securities firms. The current trends toward consolidation and product line expansion in the commercial banking industry could further increase competition in all aspects of our business. To the extent our competitors are able to attract and retain customers based on the convenience of one-stop shopping, our business or ability to grow could be adversely affected. In many instances, we are competing with such organizations both for the same customers and for experienced brokers, technical and other personnel.

We believe our competition consists of large and small brokerage firms, utilizing the Internet to transact retail brokerage business. Among these competitors are E*Trade Group, Inc., Charles Schwab & Co., Inc., Quick & Reilly, Inc., Waterhouse Securities, Inc., Fidelity Brokerage Services, Inc. and Datek Securities Corp. We also face competition for customers from full commission brokerage firms, including Morgan Stanley Dean Witter & Co., PaineWebber Incorporated and Salomon Smith Barney, as well as financial institutions and mutual funds. We cannot assure you that we will be able to compete effectively with current or future competitors.

WE WILL NEED TO INTRODUCE NEW SERVICES AND PRODUCTS IN A TIMELY MANNER IN ORDER TO REMAIN COMPETITIVE. Our future success will depend in large part on our ability to develop and enhance our services and products. We operate in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant technical risks in the development of new or enhanced services and products, including the risk that we will be unable to effectively use new technologies, adapt our services and products to emerging industry standards, or develop, introduce and market enhanced or new services and products.

If we are unable to develop and introduce enhanced or new services and products quickly enough to respond to market or customer requirements or to comply with emerging industry standards, or if these services and products do not achieve market acceptance, our business, financial condition and operating results could be materially adversely affected.

OUR BUSINESS COULD BE HARMED BY MARKET VOLATILITY AND OTHER SECURITIES INDUSTRY RISKS. Our revenues are derived primarily from the securities industry and related services, and we expect this business to continue to account for almost all of our revenues. We are likely to be directly and indirectly affected by economic and political conditions, broad trends in business and finance and changes in the conditions of the securities markets in which our customers trade. Over the past several years the securities markets have fluctuated considerably. A downturn in this market could adversely affect our operating results. Recently, the markets for technology and Internet-related stocks have been especially volatile, and a significant downturn could have an even greater effect on us because a substantial portion of our myTrack customers invest in these types of stocks. In previous major stock market declines, many firms in the securities industry suffered financial losses, and the level of individual investor trading activity decreased after these events. When trading volume is low, our profitability would likely be adversely affected because a significant portion of our costs do not vary with revenue. For these reasons, severe market fluctuations could have a material adverse effect on our business, financial condition and operating results. Some of our competitors with more diversified business lines might withstand such a downturn in the securities industry better than we would.

CAPACITY CONSTRAINTS AND SYSTEM FAILURES COULD HARM OUR BUSINESS. We receive and process customer trade orders through electronic means such as the Internet and dial-up links to our private computer networks. In addition, execution of customer trades is made through a series of computerized processing systems and links to third parties. Thus, we depend heavily on the capacity and reliability of the electronic systems supporting this type of trading. Heavy use of our systems during peak trading times or at times of unusual market volatility could cause our systems to operate slowly or even to fail for periods of time. High trading volume may cause significant delays in executing trading orders, resulting in some customers' orders being executed at prices they did not anticipate. These occurrences are dissatisfying to our customers, who may file formal complaints with us or industry regulatory organizations, initiate regulatory inquiries or proceedings, file lawsuits against us, switch brokers or cease online trading altogether. While we constantly monitor system loads and performance and regularly implement system upgrades to handle predicted increases in trading volume and volatility, we cannot assure you that we will be able to accurately predict such future volume increases or volatility or that our systems will be able to accommodate such volume increases or volatility without failure or degradation.

System failures or service interruptions could cause substantial losses for our customers and result in decreased commission revenues from customer trading activities and in loss of customer accounts, customer inability to satisfy margin obligations and harm to our reputation and the perception of our trading system's reliability. Any significant degradation or failure of our trading systems or any other systems in the trading process could cause customers to suffer delays in trading. During a systems failure, we may not be able to process the volume of telephone orders placed by our customers. Additionally, a natural disaster, power or telecommunications failure or act of war, may cause an extended systems failure. Computer viruses or unauthorized access to or sabotage of our network by a third party could also result in system failures or service interruptions.

THE FUTURE SUCCESS OF OUR MARKET DATA AND ONLINE BROKERAGE BUSINESSES WILL DEPEND ON THE CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET INFRASTRUCTURE. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our future success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security, and the timely development of complementary products, such as high speed modems, for providing reliable Internet access and services.

Many Internet service providers, which provide our customers with access to the Internet, and other suppliers of Internet systems and components have experienced a variety of outages and other delays as a result of damage to portions of their infrastructure and other technical problems and could face similar outages and delays in the future. Such outages and delays are likely to affect the level of Internet usage and the processing of transactions and are not within our control. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation. The adoption of new standards or government regulation may require us to incur substantial data processing development and compliance costs. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, accessibility and quality of service, remain unresolved. These issues may negatively affect the growth of Internet use or the attractiveness of commerce and communications on the Internet and, therefore impede our ability to grow.

WE DEPEND ON THIRD PARTIES FOR IMPORTANT ASPECTS OF OUR BUSINESS OPERATIONS. We presently offer online trading to our myTrack customers utilizing Track Securities Corporation as broker-dealer and Herzog, Heine, Geduld, Inc. to clear trades for our customers. If either party were unable or unwilling to provide these services, we would need to find a suitable replacement. The failure to find a suitable replacement or to come to an agreement with an acceptable alternate provider on terms acceptable to us could materially adversely affect our business, results of operations and financial condition.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY AND COMPLIANCE FAILURES COULD ADVERSELY AFFECT OUR BUSINESS. While we are not a broker-dealer, Track Securities Corp. ("TSC") is the broker-dealer for our customers and is subject to extensive regulation covering all aspects of the securities business, including registration of offices and personnel, sales methods, acceptance and execution of customer orders, handling of customer funds and securities, trading practices, capital structure, record keeping, conduct of directors, officers and employees and supervision.

The various governmental authorities and industry self-regulatory organizations that supervise and regulate TSC and our clearing firm, Herzog, Heine, Geduld, Inc., generally have broad enforcement powers to censure, fine, issue cease-and-desist orders or suspend or expel us or any of our officers or employees who violate applicable laws or regulations. Their ability to comply with all applicable laws and rules is largely dependent on their establishment and maintenance of compliance and reporting systems, as well as their ability to attract and retain qualified compliance and other personnel. They could be subject to disciplinary or other regulatory or legal actions in the future due to noncompliance.

Recently, various regulatory and enforcement agencies have been reviewing systems capacity, customer access, best execution practices, and other service issues as they relate to the discount and online brokerage industry. These could result in enforcement actions, new regulations, or the retroactive application of existing regulations, any of which could have a material adverse effect on our business, financial condition and operating results.

In addition, we use the Internet as a major distribution channel to provide products and services to our customers. Due to the increasing popularity of the Internet, it is possible that new laws and regulations may be adopted dealing with such issues as user privacy, content and pricing. Such laws and regulations might increase our cost of using, or limit our ability to use, the Internet as a distribution channel, which in turn could have a material adverse effect on our business, financial condition and operating results.

OUR OPERATIONS WOULD BE INTERRUPTED IF THE SERVICES OF OUR CLEARING BROKER IS TERMINATED. Track Securities is dependent on the operational capacity and the ability of its clearing broker for the orderly processing of transactions. TSC's clearing agreement with Herzog may be terminated by either party, upon 30 days prior written notice. Termination or material interruptions of services provided by TSC's clearing broker would have a material adverse effect on our delivery of services to our customers. TSC's agreement with its clearing broker provides that the clearing broker process all securities transactions for the accounts of TSC's customers. Services of the clearing brokers include billing and credit extension, control and receipt, custody and delivery of securities.

THIRD PARTIES COULD OBTAIN ACCESS TO OUR PROPRIETARY INFORMATION OR INDEPENDENTLY DEVELOP SIMILAR TECHNOLOGIES BECAUSE OF THE LIMITED PROTECTION FOR OUR INTELLECTUAL PROPERTY. Third parties may copy or obtain and use our proprietary technologies, ideas, know-how and other proprietary information without authorization or independently develop technologies similar or superior to our technologies. Policing unauthorized use of our technologies and other intellectual property is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. Furthermore, the laws of other jurisdictions may afford little or no effective protection of our intellectual property rights. Our business, financial condition and operating results could be adversely affected if we are unable to protect our intellectual property rights.

OUR PRINCIPAL STOCKHOLDER IS IN A POSITION TO CONTROL MATTERS REQUIRING STOCKHOLDER VOTE, WHICH MAY IMPAIR INVESTORS FROM REALIZING MAXIMUM RETURNS ON THEIR INVESTMENT IN OUR COMPANY. As of April 30, 1999, Barry Hertz, the Company's Chairman, directly or indirectly owned 11,474,645 shares of the Company's Common Stock or approximately 76% of our shares of Common Stock then outstanding. He is in a position to control the outcome of matters requiring a stockholder vote, including the election of directors. Such control could have the effect of discouraging, or making more difficult, an unsolicited acquisition of us by means of a tender offer, a proxy contest or otherwise, even though an unsolicited acquisition could have resulted in our stockholders receiving a premium for their shares or be otherwise economically beneficial to them.

WE RELY HEAVILY ON EXECUTIVE OFFICERS WHO DO NOT HAVE EMPLOYMENT CONTRACTS. Our success is highly dependent upon the efforts and abilities of our executive officers, particularly Mr. Barry Hertz, the Chairman of the Board and Chief Executive Officer. The loss of services of one or more of our executive officers for any reason could have a material adverse effect upon our business, financial condition and results of operations.

OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT. Certain provisions of the Delaware General Corporation Law may delay, discourage or prevent a change in control. These provisions may discourage bids for our Common Stock at a premium over the market price and may adversely affect the market price and the voting and other rights of the holders of our common stock. In addition, our governing documents authorize the issuance of up to one million shares of preferred stock without stockholder approval, with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.
Depending on the designations, rights and preferences of a particular issuance of preferred stock, such issuance could adversely affect the market value of the Company's Common Stock.


OUR DIRECTORS' LIABILITY FOR THEIR ACTIONS IS LIMITED AND WE MAY INDEMNIFY THEM IF THEY ARE SUED. Our governing documents limit the liability of our directors for breach of their fiduciary duty of care. The effect is to eliminate liability of directors for monetary damages arising out of negligent or grossly negligent conduct. Stockholder actions against a director of our Company for monetary damages can only be maintained upon a showing of a breach of the individual director's duty of loyalty to the Company, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit, or an illegal dividend or stock purchase, and not for such director's negligence or gross negligence in satisfying his duty of care. These documents also provide for indemnification as permitted by Delaware law. However, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


IT IS UNLIKELY THAT WE WILL PAY DIVIDENDS. We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends in the foreseeable future. There can be no assurance that our operations will result in sufficient earnings to enable us to pay dividends. It is anticipated that earnings, if any, will be used to finance our growth.


                       DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission ("SEC") allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we terminate the offering of these shares.

The following documents of our Company which have been filed with the SEC are hereby incorporated by reference in this prospectus:

SEC Filing                               Content

Annual Report on Form 10-K               Year ended December 31, 1998

Quarterly Report on Form 10-Q            Quarter ended March 31, 1999

Registration Statement on Form S-1 of    Section titled "Description of Common
Global Market Information, Inc.          Stock"
No. 33-78570, Effective August 11, 1994





You may request a copy of these documents, at no cost, by writing to:

Track  Data  Corporation
95  Rockwell  Place
Brooklyn,  NY  11217
Attention:  Investor  Relations
Telephone:  (718)  522-7373


                              MATERIAL DEVELOPMENTS

Since the Company's most recent filing on Form 10-Q for the quarter ended March 31, 1999, no material developments have occurred.


                                 USE OF PROCEEDS

All of the shares of Common Stock are being sold by the selling stockholders for their own account. We will not receive any of the proceeds from the sale of any shares, except for proceeds received upon exercise of warrants. Any proceeds received from exercise of warrants will be used for general corporate purposes. We have agreed to pay the expenses of registration of the common stock, including a certain amount of legal and accounting fees. See "Plan of Distribution."


                            SELLING SECURITY HOLDERS

The following table sets forth the names of the selling security holders, the number of shares of common stock owned beneficially by each selling security holder as of the date of this prospectus and the number of shares that may be offered pursuant to this prospectus. This information is based upon information provided by the selling security holder.

No estimate can be given as to the number of shares that will be held by any selling security holder after completion of this offering because they may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling security holder named below.

                                       Number        Number of
                                       of Shares     Shares
                                       Beneficially  Registered
Name of Selling Security Holder        Owned         for Sale(1)
-------------------------------------  ------------  -----------

Net Earnings Corp.                           34,482       34,482

Headwaters Capital                          250,000      250,000

Kodiak Opportunity, L.P.                     13,950       11,250

Kodiak Opportunity Offshore, Ltd             48,825       39,375

Kodiak Opportunity 3C7, L.P                  14,725       11,875

Cranshire Capital LP                        166,667      166,667

Gary J. Shemano                               3,375        3,375

William & Mary Corbett                        1,687        1,687

Mitchell S. & Kristen M. Levine, TTEE         1,688        1,688
FBO The Levine Rev. Trust UTD 4/9/98

Brendan O'Neil                                  750          750

Reedland Capital Partners                     7,500        7,500

Pegasus Capital                               7,500        7,500

J. P. Carey, Inc                              7,500        7,500


(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.




                              PLAN OF DISTRIBUTION

The selling security holders have indicated they are acting independently from us in determining the manner and extent of sales of the shares of our Common Stock.

Although all of the shares are being registered for public sale, the sale of any or all of such shares by the selling security holders may depend on the sale price of such shares and market conditions generally prevailing at the time.

The selling stockholders have severally advised us that:

     - the shares may be sold by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, in sales occurring in the public market, in privately negotiated transactions, in block trades, through the writing of options on shares, hedging transactions, short sales, direct sales to one or more purchasers, or in a combination of such transactions;

     - each sale may be made either at market prices prevailing at the time of such sale, at a fixed offering price, at varying prices determined at the time of sale, or at negotiated prices;

     - some or all of the shares may be sold through brokers acting on behalf of the selling stockholders or to dealers for resale by such dealers;

     - in connection with such sales, such brokers and dealers may receive compensation in the form of discounts and commissions from the selling stockholders and may receive commissions from the purchasers of shares for whom they act as broker or agent (which discounts and commissions may be less than or exceed those customary in the types of transactions involved). Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any common stock from or through such broker or dealer.

In offering the Common Stock covered by this prospectus, the selling stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders could be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares of Common Stock covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In order to comply with certain states' securities laws, if applicable, the shares of Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares of Common Stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling security holders have severally agreed to indemnify and hold us and our officers and directors harmless, with respect to any losses resulting from any untrue statement of a material fact in, or omission of a material fact from, this prospectus or the registration statement of which it is a part, including amendments and supplements, if such statement or omission was contained in information furnished to us in writing by such selling security holder specifically for inclusion in this prospectus or registration statement.

We will not pay selling or other expenses incurred in the offering, including the discounts and commissions of broker-dealers. We have agreed to indemnify the selling security holders against certain civil liabilities, including liabilities under the Securities Act, in connection with the shares described in this prospectus.


                                     EXPERTS

The consolidated financial statements of Track Data Corporation incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for each of the three years in the period ended December 31, 1998 have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report, and the consolidated financial statements of Innodata Corporation incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the years ended December 31, 1998 and 1997 have been audited by Grant Thornton LLP and for the year ended December 31, 1996 have been audited by Margolin, Winer & Evens LLP, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

Certain legal matters in connection with the validity of the securities offered by this Prospectus will be passed on for the Company by Oscar D. Folger, Esq., New York, New York. Mr. Folger is entitled to receive 30,562 shares of the Company's common stock pursuant to a TDC phantom stock plan at the time he no longer performs services for the Company, or earlier with the approval of the Board of Directors.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers, including Track Data Corporation, may be found. This prospectus is part of a registration statement that we filed with the SEC, registration No. 333-________. The registration statement contains more information than this prospectus regarding the Company and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

                             TRACK DATA CORPORATION



                         543,649 SHARES OF COMMON STOCK

                           __________________________


                                   PROSPECTUS

                           __________________________


                                    __, 1999

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION


SEC Registration Fee         $  140.25
Accounting Fees and Expense   5,000.00
Miscellaneous                   359.75
                             ---------
Total                        $5,500.00
                             =========




 All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by Track Data.

ITEM 15. Indemnification of Directors and Officers.
         ------------------------------------------

The Company has entered into agreements with each director in which the Company agrees to indemnify each director and officer to the maximum extent permitted by law.

The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law. The Certificate of Incorporation also provides as follows:

A director, or former director, shall not be liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the General Corporation Law of the State of Delaware, pertaining to the liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

     (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such persons shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Securities Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM  16.  Exhibits.
           ---------
     (5)     Opinion of Oscar D. Folger as to legality
    (23) (a) Consent of Oscar D. Folger (included in Exhibit 5)
    (23) (b) Consent of Grant Thornton LLP
    (23) (c) Consent of Margolin, Winer & Evens LLP



ITEM  17.  UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

   (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Track Data Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Track Data Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on the 15th day of July 1999.

TRACK  DATA  CORPORATION


By                /s/
   ------------------
Barry  Hertz
Chairman  of  the  Board

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

SIGNATURE            TITLE                      DATE
-------------------  -------------------------  -------------

    /s/              Chairman of the Board and  July 15, 1999
-------------------
Barry Hertz          Chief Executive Officer

    /s/              Senior Vice President      July 15, 1999
-------------------
Alan Schnelwar       and Director

    /s/              Vice President - Finance,  July 15, 1999
-------------------
Martin Kaye          Secretary and Director

    /s/              Director                   July 15, 1999
-------------------
E. Bruce Fredrikson

    /s/              Director                   July 15, 1999
-------------------
Morton Mackof

    /s/              Director                   July 15, 1999
-------------------
Jack Speigelman

    /s/              Director                   July 15, 1999
-------------------
Stanley Stern